Exhibit 10.2

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE COMPANY (WHICH, IN THE DISCRETION OF THE COMPANY MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER, OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

CT ENERGIA HOLDING LTD.

11.0% PROMISSORY NOTE DUE 2019

US$5,159,719	January 4, 2016

FOR VALUE RECEIVED, CT Energia Holding Ltd., a Malta corporation (the “Company”), hereby promises to pay to HNR Finance B.V., a Netherlands corporation (“Holder”), in New York, New York, at such address or pursuant to such wire instructions as Holder shall notify Company of in writing, on or before the Maturity Date (as defined below), in lawful money of the United States of America, the principal amount of FIVE MILLION ONE HUNDRED FIFTY-NINE THOUSAND SEVEN HUNDRED AND NINETEEN AND 00/100 DOLLARS ($5,159,719.00) (the “Loan”), together with interest on the unpaid balance of said principal amount from time to time remaining outstanding, from the date hereof until maturity (howsoever such maturity shall occur), as follows:

1. Definitions. The following terms, when used herein, shall have the meaning set forth below:

“Affiliate” means, with respect to any referenced Person, a Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such referenced Person. When used herein without reference to any Person, “Affiliate” means an Affiliate of the Company. For purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by agreement or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Anti-Money Laundering Laws” means money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable laws.

“Applicable Law” shall mean the law in effect from time to time and applicable to the transactions between the parties hereto pursuant hereto which lawfully permits the charging and collection of the highest permissible lawful non usurious rate of interest on such transactions, including laws of the State of New York, and to the extent controlling and providing for a higher lawful rate of interest, laws of the United States of America.

“Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

“Blocked Person” means a Person who is (a) an OFAC Listed Person or (b) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (i) any OFAC Listed Person or (ii) the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC.

“Business Day” means any day other than a Saturday, Sunday or day on which banks and trust companies in the City of New York are not required to be open.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests and limited liability units), rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Closing Date” means the date first set forth hereinabove, which is also the date upon which the Loan evidenced hereby was made by the Holder to the Company.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Dollars” means United States dollars.

“Event of Default” has the meaning set forth therefor in Section 7 hereof.

“Equity Interest” means (a) with respect to a corporation, any and all Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable or exercisable for, Capital Stock) and (b) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in any such Person.

“FCPA” means the Foreign Corrupt Practices Act, as amended from time to time.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Guaranteeing Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank Guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any swap contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 180 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) (i) in respect of any capitalized lease obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (ii) in respect of any synthetic lease obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a capitalized lease obligation;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any swap contract on any date shall be deemed to be the swap termination value thereof (as generally understood under International Swaps and Derivatives Association Master Agreements) as of such date.

“Interest Payment Date” is defined in Section 3.

“Laws” means all international, foreign, federal, state and local statutes, treaties rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Maturity Date” means January 4, 2019.

“Maximum Rate” means the maximum lawful non usurious rate of interest, if any, which under Applicable Law Holder is permitted to charge the Company on the obligations evidenced by this Note from time to time. If, however, during any period interest accruing on this Note is not limited to any maximum lawful non usurious rate of interest under Applicable Law, then during each such period the “Maximum Rate” shall be equal to a per annum rate of 18%.

“OFAC” means the Office of Foreign Assets Control, U.S. Department of Treasury.

“OFAC Listed Person” means a Person whose name appears on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC.

“Person” means an individual, partnership (limited or general), corporation, limited liability company, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Petrodelta, S.A.” means “Petrodelta”, a Mixed Company organized under the laws of the Bolivarian Republic of Venezuela

“Petrodelta Loans” means the loans made by Company to Petrodelta substantially concurrently herewith or subsequent to the date hereof, so as to permit Petrodelta to satisfy its working capital needs and discharge its obligations. “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Responsible Officer” means the chief executive officer, president, chief financial officer or general counsel of the Company.

“Solvent” means with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary Voting Power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (x) such Person, (y) such Person and one or more Subsidiaries of such Person or (z) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Voting Power” means the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of a Person.

2. Representations and Warranties. To induce the Holder to make the Loan, the Company hereby represents and warrants as of the date hereof, and as of the Closing Date, as follows:

a)	Organization; Power and Authority. The Company is duly organized or incorporated, validly existing and in good standing under the laws of Malta, with all requisite power and authority (corporate or other) to own its properties and carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, or is subject to no material liability or disability by reason of the failure to be so qualified or in good standing in any such jurisdiction.

b)	Due Authorization. The Company has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations hereunder, and (ii) to consummate the transactions described herein. This Note has been duly authorized, executed and delivered by the Company and is the legally valid and binding obligation of the Company and enforceable against it in accordance with its terms, except for (a) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (b) limitations imposed by equitable principles on the specific enforceability of any remedies, covenants or other provisions or on the availability of injunctive relief or other equitable remedies.

c)	No Violation or Conflict; No Default. Neither the execution, delivery or performance of this Note nor the compliance with the Company’s obligations hereunder, nor the consummation of the transactions contemplated hereunder shall:

i.	violate any provision of the formation documents of the Company;

ii.	violate any statute or law to which the Company or any of its properties may be subject;

iii.	permit or cause the acceleration of the maturity of any debt or obligation of the Company;

iv.	violate, or constitute a default under, or permit the termination, cancellation, payment or acceleration of, or require the consent of any Person under, or result in the creation or imposition of any Lien on any property of the Company under any mortgage, indenture, loan agreement, note, debenture, agreement for borrowed money or any other agreement to which the Company is a party or by which the Company (or its properties) may be bound; or

v.	in each case, other than such violations, conflicts, defaults and terminations and Liens, or such failures to obtain consents, which could not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Note or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Note.

d)	Third Party Consents. Neither the nature of the Company or any of its Affiliates nor of any of their businesses or properties, nor any relationship between the Company or any of its Affiliates and any other Person, nor the performance by the Company of its other obligations under this Note, or the consummation of the transactions described in this Note, as the case may be, is such as to require a consent, approval or authorization of, or notice to, or filing, registration or qualification with, any Governmental Authority or other Person on the part of the Company is required in connection with the execution, delivery and performance of this Note, other than such consents, approvals, authorizations, notices, filings, registrations or qualifications that shall have been made or obtained on or prior to the Closing Date.

e)	Foreign Asset Control Regulations. Neither the Company nor, to the Company’s knowledge, any director, officer, agent or employee of the Company or any of its Affiliates, is a Blocked Person or organized or resident in a country or territory that is the subject of U.S. Economic Sanctions Laws.

f)

Anti-Money Laundering Laws. Neither the Company nor any of its Affiliates (i) is, to the Company’s knowledge, under investigation by any Governmental Authority for, or has been charged with, or convicted of, a violation of any Anti-Money Laundering Laws, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company and each of its Affiliates have taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that the Company and its

Affiliates and each director, officer, employee, agent, and affiliate of the Company and each of its Affiliates are and shall continue to be in compliance with all United States and other applicable current and future Anti-Money Laundering Laws.

g)	Anti-Corruption Laws. Neither the Company nor any of its Affiliates nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any of its Affiliates, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws. The Company and each of its Affiliates have taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that the Company and its Affiliates are and shall continue to be in compliance with all United States and other applicable current and future anti-corruption Laws and regulations.

h)	Solvency. The Company is Solvent.

3. Payments.

a)	All outstanding principal and any then accrued but unpaid interest on this Note shall be due and payable on the Maturity Date. Holder must surrender this Note to the Company to collect principal payments. Accrued unpaid interest on the outstanding principal balance hereof shall be due and payable by the Company to Holder on the first Business Day of each January and July, commencing July 1, 2016 (each, an “Interest Payment Date”). The outstanding principal balance of this Note shall bear interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed), from the date hereof until such principal is paid, compounded quarterly at the rate of eleven percent (11.00%) per annum. The foregoing notwithstanding, all unpaid accrued interest on this Note, and the outstanding principal balance hereof, shall be immediately due and payable in full upon the maturity of the outstanding principal of this Note, whether by acceleration or otherwise. During the continuance of an Event of Default, the outstanding principal amount of this Note shall bear interest at a rate that is 2.00% per annum higher than the rate of interest otherwise applicable hereto. All payments to Holder of accrued unpaid interest on this Note shall be made in Dollars.

b)	All payments to Holder of the principal on this Note and of accrued unpaid interests on this Note shall be made in Dollars by wire transfer to an account or accounts as directed by Holder, or as otherwise agreed in writing by Holder and the Company.

c)	The Loan to Company by Holder hereunder shall be made in Dollars in immediately available funds to the following bank account in the name of the Company:

Intermediary
Bank:	Citibank, New York
Swift:	CITIUS33
Final bank:	BANQUE HERITAGE
Address:	Route de Chêne 61 Case Postale 6600
1211 Geneva 6 - Switzerland
SWIFT:	HFTCCHGGXXX
Beneficiary:	BLUE SECURITIES INC NUMBERS
Beneficiary:	IBAN: CH26 0878 8009 0114 00003
Beneficiary
Address:	Tower of Americas Tower C Floor 16 Office 1603 Panama City, Panama
Reference:	For Further credit to CT Energia Holding, LTD. # 82641-74

Each payment, repayment or prepayment of principal, interest, fees, expenses or other amounts owed to Holder by Company hereunder shall be shall be made in Dollars in immediately available funds deposited in the following bank accounts in the name of the Holder:

Bank:	JPMorgan Chase Bank, New York, NY
Address:	270 Park Avenue, New York, NY 10017
Swift #	CHASUS33
ABA:	021000021
Account #:	113355367
Beneficiary:	HNR Finance B.V.

The Holder may designate in writing from time to time any other bank account and location for payment, repayment or prepayment of amounts owed to Holder.

4. Prepayment; Application of Payments; Recourse.

a)	At its option, the Company may, from time to time, prepay all or a portion of this Note, upon not less than ten days’ written notice, without premium or penalty. Prepayment may be made by such wire transfer instructions as Holder may provide, or otherwise by check delivered to Holder’s address as Holder may provide in response to a written request therefor from the Company. Any prepayment may, at the Company’s discretion, be subject to one or more conditions precedent stated in the notice of prepayment. All amounts paid or prepaid hereon shall be applied in the following order: (i) to reimbursement of fees and expenses owed by Company to Holder hereunder, (ii) to accrued unpaid interest hereon, and (iii) finally toward satisfaction of the outstanding principal balance of this Note.

b)	On the third Business Day after the Company receives any payment or prepayment of the outstanding principal amount of any indebtedness for borrowed money owed thereto by Petrodelta, the Company shall pay (or prepay, as applicable) to the Holder an amount equal to the then outstanding accrued unpaid interest hereon, plus, in accordance with Section 4(c), the entire principal amount of such payment or prepayment received by the Company from Petrodelta (but never in excess of the outstanding principal balance of this Note), such payment of accrued interest and principal to be effected in Dollars as provided above. The Company shall, from time to time upon the Holder’s request, provide to the Holder a written accounting for all amounts paid or prepaid by Petrodelta through the date of such request with respect to the Petrodelta Loans, in such detail as the Holder may reasonably request.

c)	Anything contained in this Note to the contrary notwithstanding:

(i)

The Company’s liability hereunder with respect to the repayment of the outstanding principal balance of this Note, and the Holder’s recourse hereunder against the Company with respect to the outstanding principal balance of this Note, shall be limited proportionately to the ratio represented by (A) the total amount of principal of the Petrodelta Loans repaid or prepaid (including, in determining amounts repaid or prepaid, any refinancing, payment or prepayment in kind rather than in legal tender, or any other thing of value tendered in satisfaction of the Petrodelta Loans) by Petrodelta to the Company until such time as the Petrodelta Loans are either satisfied by payment in full or discharged by operation of law, but determined without regard to exchange rates as between Dollars and Venezuelan Bolivars, divided by (B) the total principal amount funded to Petrodelta pursuant to Petrodelta Loans as of December 31, 2015; provided that such ratio shall not exceed 1.00. The Company shall make additional payments of accrued unpaid interest upon demand until such satisfaction or discharge occurs, and shall make additional payments of outstanding principal hereof from time to time upon receipt of payment from Petrodelta on the Petrodelta Loans after such final maturity date of the Petrodelta Loans, so as to preserve such proportionate recovery. For the avoidance of doubt and by way of example to illustrate the foregoing sentences, if, at final maturity of the Petrodelta Loans (however such maturity may be brought about, by acceleration or otherwise), on a cumulative basis and taking into account all principal payments since the date of the first advance of Petrodelta Loans and after giving effect to any principal payments made on such maturity date, 40% in total of the outstanding principal balance of the Petrodelta Loans that the Company has funded to Petrodelta pursuant to the Petrodelta Loans as of December 31, 2015, then the Company’s liability to Holder hereunder shall be limited to 40% of the original outstanding principal balance hereof, without regard to the exchange rate between Dollars and Venezuelan Bolivars, provided that (A) subsequent collections by Company with respect to Petrodelta Loans from time to time after the final maturity date of the Petrodelta Loans would increase the foregoing percentage from time to time as such collections occur, (B) Company would continue to pay upon demand interest on the outstanding principal balance, (C) Company would pay additional principal payments from time to time immediately upon receipt of such subsequent collections on Petrodelta Loans principal amounts, so as to preserve such proportionality. Company shall use commercially reasonable efforts to pursue collections with respect to the Petrodelta Loans as long as there exists an outstanding balance of this Note. All calculations made pursuant to this Section 4(c)(i) shall be made in good faith.

(ii)	With respect to the Holder’s right to receive and collect accrued unpaid interest on this Note, neither (A) the Company’s liability hereunder nor (B) the Holder’s recourse against the Company, shall be limited in any respect.

5. Unsecured Obligations. This Note is a senior unsecured obligation of the Company.

6. Conflict Resolution. All disputes arising out of or in connection with this Note, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of this Note shall be resolved by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce then in effect by one or more arbitrators in accordance with the said Rules. The arbitration shall take place in New York, New York, in the United States of America. The arbitrator(s) may award attorneys’ fees and costs to the prevailing party. The decision of the arbitrator(s) will be final and binding on the parties. Judgment on any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof.

7. Events of Default; Remedies.

a. Each of the following is an “Event of Default”:

i. default in any payment of interest on this Note when due and such default continues for three (3) Business Days; or

ii. default in the payment of the principal of, or premium, if any, on this Note when due at maturity, upon declaration of acceleration or otherwise; or

iii. [Intentionally omitted];

iv. failure by the Company or any of its Subsidiaries to comply with any of the other covenants or agreements contained in this Note for 30 days after the earlier of (i) written notice from Holders (if there is more than one Holder) of at least 25% in aggregate outstanding principal amount of this Note and (ii) the time at which a Responsible Officer of the Company first has knowledge of the failure; or

v. default under any agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), other than Indebtedness owed to the Company or a Subsidiary of the Company, whether such Indebtedness or guarantee now exists or is created after the date of this Note, which default has not been cured prior to the expiration of any applicable grace period provided in such Indebtedness (“payment default”) and the outstanding principal amount of any such Indebtedness, together with the outstanding principal amount of any other such Indebtedness under which there has been such a default, constitutes more than $3,000,000 in the aggregate at any one time; or

vi. the Company, pursuant to or within the meaning of any Bankruptcy Law:

A. commences a voluntary case or insolvency proceeding;

B. consents to the entry of an order for relief against it in an involuntary case or insolvency proceeding or consents to its dissolution or winding-up;

C. consents to the appointment of a custodian of it or for any substantial part of its property;

D. makes a general assignment for the benefit of its creditors; or

E. takes any comparable action under any foreign laws relating to insolvency;

provided, however, that the liquidation of any entity into its parent, other than as part of a credit reorganization, will not constitute an Event of Default under this clause (vi); or

vii. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

A. is for relief against the Company or any one or more material Subsidiaries in an involuntary case;

B. appoints a custodian of the Company or any one or more material Subsidiaries, or for any substantial part of its or their property; or

C. orders the winding up or liquidation of the Company or any one or more material Subsidiaries of the Company;

or any similar relief is granted under any foreign laws and, in any case, such order or decree remains unstayed and in effect for 60 days; or

viii. failure by the Company or any one or more material Subsidiaries of the Company, to pay when due final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, bonded, discharged or stayed for a period of 60 consecutive days following the entry of such judgment or decree.

b. If an Event of Default (other than an Event of Default specified in Sections 7(a)(vi) or (vii)) occurs and is continuing, Holders (if there is more than one Holder) of at least 25% in principal amount of all of the outstanding Notes may, by prior written notice (signed by such Holders) to the Company, declare, by sending written notice to the Company, the outstanding principal of, premium, if any, and accrued and unpaid interest, if any, on all this Note to be due and payable. Upon sending such a notice of acceleration, such principal, premium and accrued and unpaid interest shall be due and payable immediately. In the event of the acceleration of this Note because an Event of Default described in Section 7(a)(v) has occurred and is continuing, the acceleration of the Indebtedness evidenced by this Notes shall be automatically annulled if the Event of Default or payment default triggering such Event of Default pursuant to Section 7(a)(v) shall be remedied or cured by the Company or a Subsidiary of the Company or waived by a majority in outstanding principal amount of this Note within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of this Note would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on this Note that became due solely because of the acceleration of this Note, have been cured or waived in writing. If an Event of Default specified in Sections 7(a)(vi) or (vii) with respect to the Company occurs and is continuing, an amount equal to (A) the outstanding principal balance of this Note, plus (B) accrued and unpaid interest with respect to this Note to the day immediately preceding the date of such Event of Default, shall automatically become and be immediately due and payable by the Company to the Holder of this Note without any declaration or other act on the part of any Holders. The holders of a majority in principal amount of this Note may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

c. The holders of a majority in principal amount of this Note may, by written notice signed thereby to the Company, waive an existing Default and its consequences. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

d. The holders of a majority in principal amount of this Note may exercise any remedy or conduct any proceeding available to Holders at the time and in the manner directed by such majority. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of Notes, if more than one, may pursue any remedy with respect to this Note unless the holders of a majority in principal amount of this Note have requested such Holder of Notes to pursue the remedy, such request to be evidenced by a certificate of an officer of such Holder, certifying that such Holders have requested pursuit of such remedies, and delivered to the Company.

e. Notwithstanding any other provision of this Note, the right of any Holder (if more than one) to receive payment of principal of, premium, if any, and interest on this Note held by such Holder, on or after the due date expressed in this Note, or to bring suit for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

8. Other Covenants. The Company hereby covenants and agrees as follows:

a)	The Company shall use the proceeds of the Loans evidenced hereby exclusively as part of the collateral to allow the Company to obtain funds in Venezuelan Bolivars that in turn will be borrowed by Petrodelta, so as to permit Petrodelta to satisfy its working capital needs and discharge its obligations, in accordance with all applicable laws, to be disbursed to Petrodelta as the same requires the funds.

b)	The Company shall comply with all applicable laws so as to assure that the Company’s representations and warranties in Section 2 hereof continue to be true and correct.

c)	The Company shall (a) Comply with the requirements of all applicable Laws (including, without limiting the generality of the foregoing, all Anti-Money Laundering Laws, the foreign asset control Laws contemplated in Section 2(e) hereof, and the anti-corruption Laws contemplated in Section 2(g) hereof), and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which (i) such requirement of Law, or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company, and (b) maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Money Laundering Laws, the foreign asset control Laws contemplated in Section 2(e) hereof, and the anti-corruption Laws contemplated in Section 2(g) hereof)) or maintain could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company.

d)	Within three Business Days after the date hereof, the Company shall send to the Holder documentation that demonstrates that (i) the Company has provided Petrodelta with a line of credit in Venezuelan Bolivars, so as to permit Petrodelta to satisfy its working capital needs and discharge its obligations, in accordance with all applicable laws, to be disbursed to Petrodelta as Petrodelta requires the funds, and (ii) Petrodelta has drawn down on such funds in an amount equal to or exceeding the outstanding principal balance of this Note.

9. Usury Savings Clause. It is the intent of the parties in the execution and performance hereof to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, the parties hereto and the Holder, by acceptance of this Note, stipulate and agree that, none of the terms and provisions contained therein or herein shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate, or to pay an amount of interest in excess of that permitted to be charged under Applicable Law.

10. Waiver of Defenses. The Company and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notice, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security, the release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for any holder hereof, to enforce payment of this Note, to first institute suit or exhaust its remedies against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them.

11. Collection Costs. The Company agrees that all amounts under this Note are payable by the Company without set-off, withholding, deduction, claim, counterclaim, defense or recoupment, all of which are hereby waived by the Company. If the indebtedness represented by this Note or any part hereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the outstanding principal and interest payable hereon, reasonable attorneys’ fees and costs incurred by Holder.

12. Costs and Expenses. The Company shall, upon demand by Holder, promptly pay to Holder any and all costs and expenses, including legal expenses, collections costs and attorneys’ fees (whether or not legal proceedings are instituted including, without limitation, legal expenses and reasonable attorneys’ fees in connection with any bankruptcy proceedings), incurred or paid by Holder in protecting or enforcing Holder’s rights hereunder. Without limiting the generality of the foregoing, if this Note is collected by suit or through the bankruptcy court, or any judicial proceeding, or if this Note is not paid at maturity, however such maturity may be brought about, and it is placed in the hands of an attorney for collection (whether or not legal proceedings are instituted), then the Company agrees to pay, in addition to all other amounts owing hereunder, the collection costs and reasonable attorneys’ fees of the holder hereof.

13. Notices. All notices and other communications provided for or permitted hereunder shall be made:

a. if to the Company, at CT Energia Holding Ltd., c/o CT Energy Holding SRL, Calle Londres, Torre Dayco, PH, Las Mercedes, Caracas-Venezuela, Attention: Francisco D’Agostino, Phone: +58 212 999 9190; and

b. if to the Holder, at HNR Finance B.V., c/o Harvest Natural Resources, Inc., at 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, Attention: General Counsel, Phone: (281)-899-5700, Fax: (281) 899-5702, with a copy to (i) Norton Rose Fulbright US LLP, 1301 McKinney Street, Suite 5100, Houston, Texas 77010,

Attention: Josh Agrons, Phone: (713)-651-5529, Fax: (713) 651-5246, and (ii) Intertrust (Netherlands) B.V. Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands, Phone: + 31 20 521 4777, Fax: + 31 20 521 4888.

c. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; when receipt acknowledged, if telecopied; the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; upon delivery to the email address of each Holder as provided pursuant hereto, if emailed; and upon posting, if posted to a website to which the Holder has been provided access. The parties may change the addresses, including email addresses, to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

14. Business Days. If any payment of principal or interest on this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.

15. Miscellaneous. This Note is binding upon the Company and its successors and assigns and inures to the benefit of Holder and its successors and assigns. Headings, subheadings and captions shall not be used to construe the meaning or intent hereof, and are intended for the convenience of the parties only. Holder may assign all or any part of its interests in this Note at any time or from time to time. The Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Holders (and any attempted assignment or transfer by the Company without such consent shall be null and void). For the avoidance of doubt, the Holders (whether one more) may assign or otherwise transfer all or part of its rights and obligations hereunder without the consent of the Company.

16. Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered on and as of the day and year first written above.

CT ENERGIA HOLDING LTD.

By:	/s/ Alessandro Bazzoni
Name:	Alessandro Bazzoni
Title:	President and CEO

[Signature Page to Promissory Note]